SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                 Under the Securities and Exchange Act of 1934
                              (Amendment No. 8)*

                                  Salomon Inc
                               (Name of Issuer)

               Common Stock (upon conversion of Preferred Stock)
                        (Title of Class of Securities)

                                  0007954981
                                (CUSIP Number)

                               Warren E. Buffett
                            Berkshire Hathaway Inc.
                   1440 Kiewit Plaza, Omaha, Nebraska  68131
                                (402) 346-1400
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                               October 29, 1996
                         (Date of Event which Requires
                           Filing of this Statement)

 If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

 Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

 Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

 *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

 The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (Continued on following page(s))
                              Page 1 of 14 Pages

 CUSIP No. 000795498113D                                    Page 2 of 14 Pages

 1         Name of Reporting Person:

           S.S. or I.R.S. Identification No. of above person:
                  Warren E. Buffett, ###-##-####

 2         Check the appropriate box if a member of a Group*:

                                                                      (a)  [X]
                                                                      (b)  [ ]

 _________________________________________________________________

 3         SEC USE ONLY

 _________________________________________________________________

 4         Source of Funds:
                  AF

 5         Check box if disclosure of legal proceedings
           is required pursuant to items 2(d) or (e)                       [ ]

 6         Citizen or place of organization:
                  United States citizen

 7 Number of shares beneficially owned by each Reporting Person with Sole Voting Power:
                  -0-

 8 Number of shares beneficially owned by each Reporting Person with Shared Voting Power:
                  420,000 shares Preferred Stock (See Item 5)
                  10,317,806 shares Common Stock (See Item 5)

 9 Number of shares beneficially owned by each Reporting Person with Sole Dispositive Power:
                  -0-

 10 Number of shares beneficially owned by each Reporting Person with Shared Dispositive Power:
                  420,000 shares Preferred Stock (See Item 5)
                  10,317,806 shares Common Stock (See Item 5)

 11        Aggregate amount beneficially owned by each Reporting Person:
                  420,000 shares Preferred Stock
                  10,317,806 shares Common Stock

 12        Check Box if the aggregate amount in
           row (11) excludes certain shares                                [ ]

 13        Percent of class represented by amount in row (11):
                  17.8%

 14        Type of Reporting Person*:
                  IN

 CUSIP No. 0007954981                 13D                   Page 3 of 14 Pages

 1         Name of Reporting Person:

           S.S. or I.R.S. Identification No. of above person:
                  Berkshire Hathaway Inc., 04-2254452

 2         Check the appropriate box if a member of a Group*:

                                                                      (a)  [X]
                                                                      (b)  [ ]

 _________________________________________________________________

 3         SEC USE ONLY

 _________________________________________________________________

 4         Source of Funds:
                  AF, BK

 5         Check box if disclosure of legal proceedings
           is required pursuant to items 2(d) or (e)                       [ ]

 6         Citizen or place of organization:
                  Delaware corporation

 7 Number of shares beneficially owned by each Reporting Person with Sole Voting Power:
                  -0-
 8 Number of shares beneficially owned by each Reporting Person with Shared Voting Power:
                  420,000 shares Preferred Stock (See Item 5)
                  10,317,806 shares Common Stock (See Item 5)

 9 Number of shares beneficially owned by each Reporting Person with Sole Dispositive Power:
                  -0-

 10 Number of shares beneficially owned by each Reporting Person with Shared Dispositive Power:
                  420,000 shares Preferred Stock (See Item 5)
                  10,317,806 shares Common Stock (See Item 5)

 11        Aggregate amount beneficially owned by each Reporting Person:
                  420,000 shares Preferred Stock
                  10,317,806 shares Common Stock

 12        Check Box if the aggregate amount in
           row (11) excludes certain shares                                [ ]

 13        Percent of class represented by amount in row (11):
                  17.8%

 14        Type of Reporting Person*:
                  HC, CO

 CUSIP No. 0007954981                 13D                   Page 4 of 14 Pages

 1         Name of Reporting Person:

           S.S. or I.R.S. Identification No. of above person:
                  National Indemnity Company, 47-0355979

 2         Check the appropriate box if a member of a Group*:

                                                                      (a)  [X]
                                                                      (b)  [ ]

 _________________________________________________________________

 3         SEC USE ONLY

 _________________________________________________________________

 4         Source of Funds:
                  WC

 5         Check box if disclosure of legal proceedings
           is required pursuant to items 2(d) or (e)                       [ ]

 6         Citizen or place of organization:
                  Nebraska corporation

 7 Number of shares beneficially owned by each Reporting Person with Sole Voting Power:
                  -0-

 8 Number of shares beneficially owned by each Reporting Person with Shared Voting Power:
                  240,600 shares Preferred Stock
                  8,744,126 shares Common Stock

 9 Number of shares beneficially owned by each Reporting Person with Sole Dispositive Power:
                  -0-

 10 Number of shares beneficially owned by each Reporting Person with Shared Dispositive Power:
                  240,600 shares Preferred Stock
                  8,744,126 shares Common Stock

 11        Aggregate amount beneficially owned by each Reporting Person:
                  240,600 shares Preferred Stock
                  8,744,126 shares Common Stock

 12        Check Box if the aggregate amount in
           row (11) excludes certain shares                                [ ]

 13        Percent of class represented by amount in row (11):
                  12.6%

 14        Type of Reporting Person*:
                  IC

 CUSIP No. 0007954981                 13D                   Page 5 of 14 Pages

 1         Name of Reporting Person:

           S.S. or I.R.S. Identification No. of above person:
                  National Fire and Marine Insurance Company,
                  47-6021331

 2         Check the appropriate box if a member of a Group*:

                                                                      (a)  [X]
                                                                      (b)  [ ]
 _________________________________________________________________

 3         SEC USE ONLY

 _________________________________________________________________

 4         Source of Funds:
                  WC

 5         Check box if disclosure of legal proceedings
           is required pursuant to items 2(d) or (e)                       [ ]

 6         Citizen or place of organization:
                  Nebraska corporation

 7 Number of shares beneficially owned by each Reporting Person with Sole Voting Power:
                  -0-

 8 Number of shares beneficially owned by each Reporting Person with Shared Voting Power:
                  36,000 shares Preferred Stock
                  315,789 shares of Common Stock

 9 Number of shares beneficially owned by each Reporting Person with Sole Dispositive Power:
                  -0-

 10 Number of shares beneficially owned by each Reporting Person with Shared Dispositive Power:
                  36,000 shares Preferred Stock
                  315,789 shares of Common Stock

 11        Aggregate amount beneficially owned by each Reporting Person:
                  36,000 shares Preferred Stock
                  315,789 shares of Common Stock

 12        Check Box if the aggregate amount in
           row (11) excludes certain shares                                [ ]

 13        Percent of class represented by amount in row (11):
                  1.0%

 14        Type of Reporting Person*:
                  IC

 CUSIP No. 0007954981                 13D                   Page 6 of 14 Pages

 1         Name of Reporting Person:

           S.S. or I.R.S. Identification No. of above person:
                  Columbia Insurance Company, 47-0530077

 2         Check the appropriate box if a member of a Group*:

                                                                      (a)  [X]
                                                                      (b)  [ ]

 _________________________________________________________________

 3         SEC USE ONLY

 _________________________________________________________________

 4         Source of Funds:
                  WC

 5         Check box if disclosure of legal proceedings
           is required pursuant to items 2(d) or (e)                       [ ]

 6         Citizen or place of organization:
                  Nebraska corporation

 7 Number of shares beneficially owned by each Reporting Person with Sole Voting Power:
                  -0-

 8 Number of shares beneficially owned by each Reporting Person with Shared Voting Power:
                  60,000 shares Preferred Stock
                  526,315 shares of Common Stock

 9 Number of shares beneficially owned by each Reporting Person with Sole Dispositive Power:
                  -0-

 10 Number of shares beneficially owned by each Reporting Person with Shared Dispositive Power:
                  60,000 shares Preferred Stock
                  526,315 shares of Common Stock

 11        Aggregate amount beneficially owned by each Reporting Person:
                  60,000 shares Preferred Stock
                  526,315 shares of Common Stock

 12        Check Box if the aggregate amount in
           row (11) excludes certain shares                                [ ]

 13        Percent of class represented by amount in row (11):
                  1.7%

 14        Type of Reporting Person*:
                  IC

 CUSIP No. 0007954981                 13D                   Page 7 of 14 Pages

 1         Name of Reporting Person:

           S.S. or I.R.S. Identification No. of above person:
                  Cypress Insurance Company, 95-6042829

 2         Check the appropriate box if a member of a Group*:

                                                                      (a)  [X]
                                                                      (b)  [ ]

 _________________________________________________________________

 3         SEC USE ONLY

 _________________________________________________________________

 4         Source of Funds:
                  WC

 5         Check box if disclosure of legal proceedings
           is required pursuant to items 2(d) or (e)                       [ ]

 6         Citizen or place of organization:
                  California corporation

 7 Number of shares beneficially owned by each Reporting Person with Sole Voting Power:
                  -0-

 8 Number of shares beneficially owned by each Reporting Person with Shared Voting Power:
                  6,000 shares Preferred Stock
                  52,631 shares of Common Stock

 9 Number of shares beneficially owned by each Reporting Person with Sole Dispositive Power:
                  -0-

 10 Number of shares beneficially owned by each Reporting Person with Shared Dispositive Power:
                  6,000 shares Preferred Stock
                  52,631 shares of Common Stock

 11        Aggregate amount beneficially owned by each Reporting Person:
                  6,000 shares Preferred Stock
                  52,631 shares of Common Stock

 12        Check Box if the aggregate amount in
           row (11) excludes certain shares                                [ ]

 13        Percent of class represented by amount in row (11):
                  0.2%

 14        Type of Reporting Person*:
                  IC

 CUSIP No. 0007954981                 13D                   Page 8 of 14 Pages

 1         Name of Reporting Person:

           S.S. or I.R.S. Identification No. of above person:
                  Oak River Insurance Company, 47-0762702
                  (successor to Kansas Fire & Casualty Company)

 2         Check the appropriate box if a member of a Group*:

                                                                      (a)  [X]
                                                                      (b)  [ ]
 _________________________________________________________________

 3         SEC USE ONLY

 _________________________________________________________________

 4         Source of Funds:
                  WC

 5         Check box if disclosure of legal proceedings
           is required pursuant to items 2(d) or (e)                       [ ]

 6         Citizen or place of organization:
                  Nebraska corporation

 7 Number of shares beneficially owned by each Reporting Person with Sole Voting Power:
                  -0-

 8 Number of shares beneficially owned by each Reporting Person with Shared Voting Power:
                  4,200 shares Preferred Stock
                  36,842 shares of Common Stock

 9 Number of shares beneficially owned by each Reporting Person with Sole Dispositive Power:
                  -0-

 10 Number of shares beneficially owned by each Reporting Person with Shared Dispositive Power:
                  4,200 shares Preferred Stock
                  36,842 shares of Common Stock

 11        Aggregate amount beneficially owned by each Reporting Person:
                  4,200 shares Preferred Stock
                  36,842 shares of Common Stock

 12        Check Box if the aggregate amount in
           row (11) excludes certain shares                                [ ]

 13        Percent of class represented by amount in row (11):
                  0.1%

 14        Type of Reporting Person*:
                  IC

 CUSIP No. 0007954981                 13D                   Page 9 of 14 Pages

 1         Name of Reporting Person:

           S.S. or I.R.S. Identification No. of above person:
                  Cornhusker Casualty Company, 47-0529995

 2         Check the appropriate box if a member of a Group*:

                                                                      (a)  [X]
                                                                      (b)  [ ]
 _________________________________________________________________

 3         SEC USE ONLY

 _________________________________________________________________

 4         Source of Funds:
                  WC

 5         Check box if disclosure of legal proceedings
           is required pursuant to items 2(d) or (e)                       [ ]

 6         Citizen or place of organization:
                  Nebraska corporation

 7 Number of shares beneficially owned by each Reporting Person with Sole Voting Power:
                  -0-

 8 Number of shares beneficially owned by each Reporting Person with Shared Voting Power:
                  5,400 shares Preferred Stock
                  47,368 shares of Common Stock

 9 Number of shares beneficially owned by each Reporting Person with Sole Dispositive Power:
                  -0-

 10 Number of shares beneficially owned by each Reporting Person with Shared Dispositive Power:
                  5,400 shares Preferred Stock
                  47,368 shares of Common Stock

 11        Aggregate amount beneficially owned by each Reporting Person:
                  5,400 shares Preferred Stock
                  47,368 shares of Common Stock

 12        Check Box if the aggregate amount in
           row (11) excludes certain shares                                [ ]

 13        Percent of class represented by amount in row (11):
                  0.2%

 14        Type of Reporting Person*:
                  IC

 CUSIP No. 0007954981                 13D                  Page 10 of 14 Pages

 1         Name of Reporting Person:

           S.S. or I.R.S. Identification No. of above person:
                  National Liability & Fire Insurance Company,
                  36-2403971

 2         Check the appropriate box if a member of a Group*:

                                                                      (a)  [X]
                                                                      (b)  [ ]
 _________________________________________________________________

 3         SEC USE ONLY

 _________________________________________________________________

 4         Source of Funds:
                  WC

 5         Check box if disclosure of legal proceedings
           is required pursuant to items 2(d) or (e)                       [ ]

 6         Citizen or place of organization:
                  Illinois corporation

 7 Number of shares beneficially owned by each Reporting Person with Sole Voting Power:
                  -0-

 8 Number of shares beneficially owned by each Reporting Person with Shared Voting Power:
                  7,800 shares Preferred Stock
                  68,421 shares of Common Stock

 9 Number of shares beneficially owned by each Reporting Person with Sole Dispositive Power:
                  -0-

 10 Number of shares beneficially owned by each Reporting Person with Shared Dispositive Power:
                  7,800 shares Preferred Stock
                  68,421 shares of Common Stock

 11        Aggregate amount beneficially owned by each Reporting Person:
                  7,800 shares Preferred Stock
                  68,421 shares of Common Stock

 12        Check Box if the aggregate amount in
           row (11) excludes certain shares                                [ ]

 13        Percent of class represented by amount in row (11):
                  0.2%

 14        Type of Reporting Person*:
                  IC

 CUSIP No. 0007954981                 13D                  Page 11 of 14 Pages

 1         Name of Reporting Person:

           S.S. or I.R.S. Identification No. of above person:
                  Wesco Financial Corporation, 95-2109453

 2         Check the appropriate box if a member of a Group*:

                                                                      (a)  [X]
                                                                      (b)  [ ]
 _________________________________________________________________

 3         SEC USE ONLY

 _________________________________________________________________

 4         Source of Funds:
                  WC

 5         Check box if disclosure of legal proceedings
           is required pursuant to items 2(d) or (e)                       [ ]

 6         Citizen or place of organization:
                  Delaware corporation

 7 Number of shares beneficially owned by each Reporting Person with Sole Voting Power:
                  -0-

 8 Number of shares beneficially owned by each Reporting Person with Shared Voting Power:
                  30,000 shares Preferred Stock
                  263,157 shares of Common Stock

 9 Number of shares beneficially owned by each Reporting Person with Sole Dispositive Power:
                  -0-

 10 Number of shares beneficially owned by each Reporting Person with Shared Dispositive Power:
                  30,000 shares Preferred Stock
                  263,157 shares of Common Stock

 11        Aggregate amount beneficially owned by each Reporting Person:
                  30,000 shares Preferred Stock
                  263,157 shares of Common Stock

 12        Check Box if the aggregate amount in
           row (11) excludes certain shares                                [ ]

 13        Percent of class represented by amount in row (11):
                  0.9%

 14        Type of Reporting Person*:
                  IC

 CUSIP No. 0007954981                 13D                  Page 12 of 14 Pages

 1         Name of Reporting Person:
           S.S. or I.R.S. Identification No. of above person:
                  Wesco-Financial Insurance Company, 47-0685686

 2         Check the appropriate box if a member of a Group*:

                                                                      (a)  [X]
                                                                      (b)  [ ]
 _________________________________________________________________

 3         SEC USE ONLY

 _________________________________________________________________

 4         Source of Funds:
                  WC

 5         Check box if disclosure of legal proceedings
           is required pursuant to items 2(d) or (e)                       [ ]

 6         Citizen or place of organization:
                  Nebraska corporation

 7 Number of shares beneficially owned by each Reporting Person with Sole Voting Power:
                  -0-

 8 Number of shares beneficially owned by each Reporting Person with Shared Voting Power:
                  30,000 shares Preferred Stock
                  263,157 shares of Common Stock

 9 Number of shares beneficially owned by each Reporting Person with Sole Dispositive Power:
                  -0-

 10 Number of shares beneficially owned by each Reporting Person with Shared Dispositive Power:
                  30,000 shares Preferred Stock
                  263,157 shares of Common Stock

 11        Aggregate amount beneficially owned by each Reporting Person:
                  30,000 shares Preferred Stock
                  263,157 shares of Common Stock

 12        Check Box if the aggregate amount in
           row (11) excludes certain shares                                [ ]

 13        Percent of class represented by amount in row (11):
                  0.9%

 14        Type of Reporting Person*:
                  IC

 [L291280.1]

 CUSIP No. 0007954981                 13D                  Page 13 of 14 Pages

           The following items of Schedule 13D filed by Berkshire Hathaway Inc. ("Berkshire") and the other persons filing this Schedule 13D with respect to the Series A Cumulative Convertible Preferred Stock ("Preferred Stock") and Common Stock, $1.00 par value ("Common Stock") of Salomon Inc ("Salomon") are amended as set below. As herein, "Berkshire" refers collectively to Berkshire and its subsidiaries that own of record shares of the Preferred Stock and/or Common Stock.

 ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER.

           Item 5 is amended to read as follows:

           a. The following table sets forth the aggregate number of shares of Preferred Stock, the number of shares of Common Stock, and the percentage of the voting stock of Salomon beneficially owned by each of the persons named in Item 2 directly owning such stock, and by Warren E. Buffett and Berkshire:


                               PREFERRED                    PERCENT OF
 NAME                            SHARES    COMMON SHARES   VOTING SHARES

 Warren E. Buffett              420,000*      10,317,806*      17.8%
 Berkshire Hathaway Inc.        420,000*      10,317,806*      17.8%
 National Indemnity Co.         240,600        8,744,126       12.6%
 National Fire and Marine
   Insurance Co.                 36,000          315,789        1.0%
 Columbia Insurance Co.          60,000          526,315        1.7%
 Cypress Insurance Co.            6,000           52,631        0.2%
 Oak River Insurance Co.**        4,200           36,842        0.1%
 Cornhusker Casualty Co.          5,400           47,368        0.2%
 National Liability &
   Fire Insurance Co.             7,800           68,421        0.2%
 Wesco Financial Corp.           30,000          263,157        0.9%
 Wesco-Financial Insurance Co.   30,000          263,157        0.9%
                                 _______      __________        _____
 TOTAL                           420,000      10,317,806        17.8%

 *Warren E. Buffett may be deemed to control Berkshire, which controls each of the companies with record ownership of the stock. Both Mr. Buffett and Berkshire thus may be considered to have beneficial ownership of the entire amount of Preferred and Common Stock owned by all of the persons filing this Schedule.

 **Successor to Kansas Fire & Casualty Company.

           b. Each of the companies named in Item 5(a) has both voting and investment power with respect to the shares indicated for it. However, Warren
 E. Buffett, Chairman of the Board of Berkshire, who may be deemed to control the companies named in Item 5(a), directs the investments and voting of each company. Thus, Mr. Buffett and Berkshire share voting power and investment power with respect to the shares of Salomon owned by each of the companies named in Item 5(a).

           c. As required by the Certificate of Designation with respect to the Preferred Stock, Salomon called 140,000 shares of the Preferred Stock for mandatory redemption on October 31, 1996. On October 29, 1996, each of the companies named in item 5(a) that owns of record shares of the Preferred Stock called for redemption exercised the option to convert such shares into shares of Common Stock. The table in item 5(a) reflects the results of such conversion.

           d.     Not applicable.

           e.     Not applicable.

 CUSIP No. 0007954981                 13D                  Page 14 of 14 Pages

           After reasonable inquiry and to the best knowledge and belief of each, the undersigned hereby certify that the information set forth in this statement is true, complete, and correct.

           Dated this 31th day of October, 1996.




 /S/WARREN E. BUFFETT
 Warren E. Buffett


 BERKSHIRE HATHAWAY INC.                  NATIONAL INDEMNITY COMPANY



 By/S/WARREN E. BUFFETT                   BY/S/ WARREN E. BUFFETT
   Warren E. Buffett                        Warren E. Buffett
   Chairman of the Board                    Chairman of the Board


 NATIONAL FIRE AND MARINE                 COLUMBIA INSURANCE COMPANY
   INSURANCE COMPANY



 By/S/WARREN E. BUFFETT                   BY/S/ WARREN E. BUFFETT
   Warren E. Buffett                        Warren E. Buffett
   Chairman of the Board                    Chairman of the Board


 CYPRESS INSURANCE COMPANY, CORNHUSKER CASUALTY COMPANY, OAK RIVER INSURANCE COMPANY, NATIONAL LIABILITY & FIRE INSURANCE COMPANY, WESCO-FINANCIAL INSURANCE COMPANY, and WESCO FINANCIAL CORPORATION.


                                          By/S/ WARREN E. BUFFETT
                                            Warren E. Buffett
                                            Attorney-in-Fact